Exhibit 107.1
Calculation of Filing Fee Tables

Form S-8
(Form Type)

MYR Group Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Other	700,000	$165.20	$115,640,000.00	0.00014760	$17,068.46
Total Offering Amounts					$115,640,000.00		$17,068.46
Total Fee Offsets							$—
Net Fee Due							$17,068.46

(1)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of common stock of the Registrant as may become issuable to prevent dilution in the event of stock splits, stock dividends, recapitalization or similar transactions.

(2)    Represents shares of common stock, par value $0.01 per share, of MYR Group Inc. issuable pursuant to the MYR Group Inc. 2017 Long-Term Incentive Plan (As Amended and Restated as of April 24, 2024) being registered pursuant to this Registration Statement.

(3)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low prices of the common stock of the Registrant on the Nasdaq Global Market on May 1, 2024.